Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-189730) of our report dated June 28, 2024, with respect to the financial statements and supplemental schedules of SBA Defined Contribution Plan included in this Annual Report on Form 11-K for the year ended December 31, 2023.

/s/ Forvis Mozars, LLP

Winston-Salem, North Carolina

June 28, 2024